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                                                                    EXHIBIT 11.1
                              SIEBEL SYSTEMS, INC.

             Statement Regarding Computation of Net Income Per Share
                      (In thousands, except per share data)
                                   (unaudited)

                                                                     Three Months Ended       Six Months Ended
                                                                          June 30                 June 30
                                                                      -----------------      ------------------
                                                                       1997      1996          1997       1996
                                                                      -------  --------      --------   -------

Net income ....................................................     $ 4,061     $   701     $ 6,818     $   899
                                                                    =======     =======     =======     =======

Weighted average number of shares outstanding
             Common stock .....................................      34,204      17,441      34,093      17,079
             Preferred stock, as if converted .................        --        10,025        --         9,919
Number of common stock equivalents as a result of stock options
             outstanding using the treasury stock method ......       6,177       1,058       6,347       1,068
Number of common stock issued and stock options granted in
             accordance with SAB No. 83 .......................        --         5,638        --         5,844
                                                                    -------     -------     -------     -------

             Shares used in net income per share computation ..      40,381      34,162      40,440      33,910
                                                                    =======     =======     =======     =======

             Net income per share .............................     $  0.10     $  0.02     $  0.17     $  0.03
                                                                    =======     =======     =======     =======
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